Exhibit 23.1

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174519, No. 333-130395, No. 333-69588, No. 333-50934) of NN, Inc. of our report dated March 14, 2014 related to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 14, 2014